EXHIBIT C
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                                                                 EXECUTION COPY

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                          REGISTRATION RIGHTS AGREEMENT


                                     between

                            ANGLOGOLD ASHANTI LIMITED


                                       and


                ANGLO SOUTH AFRICA CAPITAL (PROPRIETARY) LIMITED





                           Dated as of March 23, 2006



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

                          REGISTRATION RIGHTS AGREEMENT

         REGISTRATION RIGHTS AGREEMENT, dated as of March 23, 2006 (the "Agreement"), between ANGLOGOLD ASHANTI LIMITED, a company incorporated in the Republic of South Africa (the "Company"), and ANGLO SOUTH AFRICA CAPITAL (PROPRIETARY) LIMITED, a company incorporated in the Republic of South Africa (together with its permitted assignees, "Selling Shareholder").

         WHEREAS, Selling Shareholder may, in its sole and absolute discretion, reduce its percentage ownership of the ordinary shares of the Company (the "Shares") by selling all or, from time to time, a portion of its Shares (all such Shares held by Selling Shareholder as of the date of this Agreement and any securities into or for which such Shares have been converted, and any security issued with respect thereto upon any share dividend, split or similar event, until, in the case of any such security, it has been disposed of by Selling Shareholder or Selling Shareholder is no longer an "affiliate" of the Company within the meaning of Rule 144 of the United States Securities Act of 1933, as amended (the "Securities Act"), the "Registrable Shares");

         WHEREAS, the Company may wish to conduct one or more primary offerings of Shares or other securities ("Company Registrable Securities"); and

         WHEREAS, Selling Shareholder has requested the Company to take certain steps to facilitate the sale to the public of some or all of the Registrable Shares and the Company believes that it is consistent with the Company's commercial objectives to do so.

         NOW, THEREFORE, in consideration of the premises, representations and agreements contained herein, the parties agree as follows:

     1.   Registration Statements.

          (a) Filings.

              (i) The Company shall use all reasonable efforts to file with the United States Securities and Exchange Commission (the "Commission"), no later than March 27, 2006, an automatic shelf registration statement on Form F-3 within the meaning of Rule 405 of the Securities Act (the "Initial Registration") allowing one or more offerings to be made on a delayed basis of Company Registrable Securities and Registrable Shares.

              (ii) The number of Registrable Shares and Company Registrable Securities to be offered in a combined offering pursuant to the Initial Registration shall be agreed at the time of such Initial Registration; provided, however, that in the Company's sole discretion the aggregate proceeds from the offering of Company Registrable Securities shall be any amount up to and including US$500 million, net of all underwriters' commissions and fees; and provided further that if the Company determines in its good faith judgment that the aggregate size of the combined offering is too large to be marketed at a discount to the market price of the Shares acceptable to the Company in its sole discretion, the offering of Registrable Shares as part of the Initial Registration shall be reduced as necessary or abandoned.

              (iii) Selling Shareholder shall, and shall cause any other Affiliate (as defined in the Securities Act) of Selling Shareholder to which Selling Shareholder may transfer any or all of the Registrable Shares to, be present, in person or by proxy, at any meeting of the Company's shareholders (including any adjournment or postponement of such meeting) at which any resolution substantially in the form set out in Annex A is to be considered to approve and implement any offering of Company Registrable Securities for cash, the aggregate proceeds from which offerings (taking into account all prior offerings of Company Registrable Securities for cash after the date of this Agreement) are US$500 million net of all underwriters' commissions and fees, and shall vote (or cause to be voted) all of the Registrable Shares in favor of any such resolution.

              (iv) Subject to clause (e) of Section 1, the Company shall use all reasonable efforts to file, within thirty (30) days after receipt by the Company of a demand from Selling Shareholder (any such demand, a "Demand"), additional non-continuous registration statements on Form F-3 (each such registration statement, a "Demand Registration") providing for offerings to be made on a non-delayed basis of the Registrable Shares, provided, however, that:

              (A) Subject to clause (e)(v)(A) of this Section 1, from and after December 31, 2007 Selling Shareholder shall not make more than two (2) Demands in any calendar year;

              (B) No Demand may be made following any Demand Registration until the completion or abandonment of any offering pursuant to such Demand Registration;

              (C) Any Demand shall be for registration of a sufficient number of Registrable Shares as to have a minimum aggregate value of US$250 million based on the closing price of Shares on the date of such Demand;

              (D) No Demand Registration shall be filed unless (I) an insurance policy, covering the liability of the Company's directors and officers in connection with such Demand Registration, is in effect on terms no less favorable than the least favorable policy covering the liability of the Company's directors and officers in connection with the Initial Registration or in connection with any subsequent primary offering of the Shares for cash by the Company, and (II) the premiums payable on such policy for Demand Registration described in clause (I) hereof are acceptable to Selling Shareholder and Selling Shareholder agrees to pay when due, pursuant to Section 3 of this Agreement, the portion of the premiums attributable to coverage of the potential liability of the Company's directors and officers in connection with such Demand Registration; and

              (E) At its sole discretion the Company may satisfy its obligation to file a Demand Registration through an automatic shelf registration statement, including, without limitation, the automatic shelf registration filed pursuant to the Initial Registration (in which case such automatic shelf registration statement shall be known as a "Demand Registration"),

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

provided that nothing in this clause shall require the Company to maintain in effect such Demand Registration beyond the periods set forth in clause (b)(ii) of this Section 1.

         (b) Effectiveness and Ongoing Reporting. The Company shall:

              (i) use all reasonable efforts to cause the Initial Registration and each Demand Registration (collectively, the "Registrations") to become effective as soon as practicable after filing;

              (ii) subject to clause (e) of this Section 1, use all reasonable efforts to maintain in effect (A) the Initial Registration until the earlier of
(I) 180 days after the first date of its effectiveness and (II) the date on which all Registrable Shares registered thereunder have been sold by Selling Shareholder and (B) any Demand Registration until the earlier of (I) 90 days after the first date of its effectiveness and (II) the date on which all Registrable Shares registered thereunder have been sold by Selling Shareholder; provided, however, that the time periods referred to in subclauses (A) and (B) are subject to extension by each day that a Suspension Notice delivered in accordance with clause (e) of this Section 1 after the filing of the Initial Registration or any Demand Registration, as the case may be, is in effect;

              (iii) use all reasonable efforts to supplement and amend the Initial Registration and any Demand Registration as required by the instructions applicable to such registration form or by the Securities Act, and to furnish to Selling Shareholder copies of any supplement or amendment to each Registration and, following the filing of any such Registration until the expiration of the period for which such Registration must be kept effective pursuant to clause
(b)(ii) of this Section 1, of any document being incorporated by reference in such Registration, in each case no later than two Business Days prior to such supplement, amendment or document being filed with or furnished to the Commission; for all purposes of this Agreement, "Business Day" shall mean a day on which banks are generally open for business in London, England and Johannesburg, South Africa; for the avoidance of doubt, the supplements, amendments and documents referred to in this clause (iii) of this Section 1(b) do not include any JSE Limited or New York Stock Exchange filings or, except after the filing of a Registration until the expiration of the period for which such Registration must be kept effective pursuant to clause (b)(ii) of this section 1, and as incorporated by reference therein, the Exchange Act filings referred to in clause (b)(iv) of this Section 1;

              (iv) use all reasonable efforts to make all filings and submissions required to be made under the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), and by applicable listing rules of the JSE Limited and the New York Stock Exchange in a timely manner.

         (c) Selling Shareholder Undertakings.

              (i) Selling Shareholder shall provide to the Company such information regarding Selling Shareholder as is reasonably required to file, amend or maintain the effectiveness of any Registration.

              (ii) Prior to any offering of Registrable Shares pursuant to a Registration, Selling Shareholder shall inform the Company of the principal terms of such


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

offering, including without limitation the size, pricing and timing thereof and the identity of the underwriters.

         (d) Registration Procedures.

              (i) If at any time a Registration ceases to be effective prior to the end of the applicable period set forth in clause (b)(ii) of this Section 1, then the Company shall use all reasonable efforts to cause to become effective as promptly as practicable the same Registration or a new registration statement permitting the same type of offerings as were permitted under such Registration.

              (ii) If, after a Registration has become effective, any stop order, injunction or other order or requirement of the Commission or other governmental agency or authority is threatened of which the Company becomes aware, then the Company shall use all reasonable efforts to prevent the issuance of any order suspending the effectiveness of such Registration or of any order preventing or suspending the use of any preliminary prospectus contained in such Registration and, if any such order is issued, to obtain the withdrawal of any such order as soon as reasonably practicable.

         (e) Suspension Notices.

              (i) The Company may furnish to Selling Shareholder a certificate signed by its chairman of the board of directors, chief executive or finance director (a "Suspension Notice"), at any time in the case of clause (A) and at any time prior to the filing of any Demand Registration in the case of clause
(B) or (C), stating that:

              (A) in his or her good faith judgment, following consultation with the Company's external United States securities counsel, the filing of an amendment or supplement to a Registration or a document incorporated by reference therein is necessary in order to ensure that such Registration conforms in all material respects to the requirements of the Securities Act and does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

              (B) in his or her good faith judgment, a Demand Registration would adversely affect a pending or contemplated offering or sale of any class of securities for cash by the Company; provided, however, that the Company shall not furnish a certificate pursuant to this clause (B) more than twice between the date of this Agreement and the second anniversary thereof; or

              (C) as evidenced by the minutes of any meeting thereof (which, for the avoidance of doubt, are not required to be furnished to Selling Shareholder), the Investment Committee of the Board of Directors of the Company has determined that a Demand Registration would materially impede, delay or otherwise interfere with a pending or contemplated acquisition, corporate reorganization or other similar transaction involving the Company, including an issuance of any class of securities by the Company in exchange for securities or assets of another company in connection with a merger or acquisition.


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

              (ii) Except to the extent required by law, Selling Shareholder shall keep confidential and not disclose the fact that it has received a Suspension Notice; the Company agrees that any such Suspension Notice shall provide only that a suspension is in effect and shall not include any material non-public information regarding the cause for the issuance of such Suspension Notice; provided, however, that if the reason for any such Suspension Notice is the operation of any "blackout period" imposed as a consequence of applicable United States federal securities laws or applicable accounting standards, such Suspension Notice shall describe the reason for such blackout period and, if known, the expected duration thereof. Upon receipt of a Suspension Notice, Selling Shareholder shall immediately cease selling Registrable Shares pursuant to the applicable Registration and shall discontinue use of any prospectus contained in such Registration until it has received notice from the Company pursuant to clause (e)(viii) of this Section 1 that the Suspension Notice is no longer in effect.

              (iii) If at any time prior to the filing of a Registration (but not any subsequent amendment thereof), the Company shall furnish a Suspension Notice to Selling Shareholder pursuant to clause (e)(i)(A) of this Section 1, the Company may postpone the filing (but not the preparation) of such Registration for not more than thirty (30) days or such longer period as may be imposed by applicable US federal securities laws. The Company shall make all reasonable efforts to resolve as quickly as possible any US federal securities law matter giving rise to such longer period; provided, however, that this undertaking does not require the Company to make any disclosure that it deems inappropriate or misleading in its judgment or its directors to act in a manner they deem inconsistent with their fiduciary duties.

              (iv) If at any time prior to the filing of a Demand Registration (but not any subsequent amendment thereof), the Company shall furnish a Suspension Notice to Selling Shareholder pursuant to clause (e)(i)(B) of this
Section 1, the Company may postpone the filing of such Demand Registration for not more than 90 days after the first date of effectiveness of a registration statement filed by the Company for the offer or sale that is the subject of the Suspension Notice provided that the Company files such registration statement no later than thirty (30) days after the date of such Suspension Notice.

              (v) If at any time prior to the filing of a Demand Registration (but not any subsequent amendment thereof), the Company shall furnish a Suspension Notice to Selling Shareholder pursuant to clause (e)(i)(C) of this
Section 1, the Company may postpone the filing of such Demand Registration for sixty (60) days after the date of such Suspension Notice. The Company may furnish to Selling Shareholder a further Suspension Notice postponing the filing of such Demand Registration for an additional sixty (60) days if, during the first sixty (60) day period, the Investment Committee of the Company's Board of Directors, as evidenced by minutes of a meeting thereof (which, for the avoidance of doubt, are not required to be furnished to Selling Shareholder), determines such additional time is necessary to advance the acquisition, corporate reorganization or other transaction that was the subject of the first Suspension Notice. If the Company has entered into a definitive agreement related to the acquisition, corporate reorganization or other transaction that is the subject of the Suspension Notice within such sixty (60) day period or one hundred twenty (120) day period, as the case may be, the Company may postpone the filing of such Demand Registration for such longer period as may be required to satisfy customary closing conditions in connection therewith; provided, however, that:


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

              (A) any postponement in excess of one hundred twenty (120) days and commencing on or before the date set forth in clause (a)(iv)(A) of this
Section 1 shall extend such date for purposes of such clause by the length of such postponement; and

              (B) any postponement commencing after the date set forth in clause
(a)(iv)(A) of this Section 1 shall entitle Selling Shareholder to one (1) additional Demand, which may be made only in the first calendar year commencing after the termination of such postponement, for each six (6) months beyond the date of the initial Suspension Notice that the postponement is extended.

              (vi) The Company shall act in good faith and use all reasonable efforts to advance to completion as expeditiously as possible any offering or sale of securities for cash or any acquisition, corporate reorganization or similar transaction that is the subject of a Suspension Notice.

              (vii) For so long as a Registration is effective, the Company shall deliver to Selling Shareholder a Suspension Notice immediately upon discovery by the Company of any condition of the type specified in clause
(e)(i)(A) of this Section 1. The Company shall use all reasonable efforts to supplement and amend, if necessary, as promptly as practicable such Registration such that such Registration, as amended or supplemented, conforms in all material respects to the requirements of the Securities Act and does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that this undertaking does not require the Company to make any disclosure that it deems inappropriate or misleading in its judgment or its directors to act in a manner they deem inconsistent with their fiduciary duties.

              (viii) The Company shall notify Selling Shareholder promptly in writing once (A) a Registration has been supplemented or amended, including, without limitation, by the filing of a document incorporated therein by reference, in a manner that has corrected the condition that was the subject of a Suspension Notice or (B) a Suspension Notice is otherwise no longer in effect due to the cessation of the condition that was the subject of such Suspension Notice.

              (ix) Notwithstanding anything to the contrary in this Agreement, no Demand Registration shall be filed upon publication of any financial statements prepared by the Company in accordance with International Financial Reporting Standards until the Company has filed with the Commission financial statements as of and for the corresponding period in accordance with US Generally Accepted Accounting Principles.

              (f) Securities Exchangeable into or Otherwise Linked to Registrable Shares. Upon the request of Selling Shareholder, the Company shall include in each Registration, by amendment if necessary, such additional information as shall be required in order for Selling Shareholder or a third party to conduct one or more offerings of securities exchangeable on a mandatory basis for Registrable Shares or any other offering of equity-linked securities linked to the Shares that does not constitute a continuous offering of Shares under the Securities Act.


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

          2.  Lockups.

              (a) The Company shall not offer, sell, allot or issue any Shares or other securities that are convertible into or exchangeable for, or that represent the right to receive, Shares, whether pursuant to registration under the Securities Act or otherwise, for a 90-day period immediately following the first closing of an offering pursuant to a Demand Registration or such shorter period as may be imposed by underwriters in such Demand Registration; provided, however, that at any time prior to the expiration of such ninety (90)-day period the Company may offer, sell, allot or issue any such Shares or other securities
(i) in consideration for shares or assets of a company as part of a merger, acquisition, corporate reorganization or similar transaction, (ii) as required pursuant to the terms governing the 2.375 per cent guaranteed convertible bonds due 2009, issued by AngloGold Holdings plc and guaranteed by the Company, and
(iii) in connection with any option, employee bonus, profit sharing, pension, retirement, incentive, savings or similar plan, agreement or award.

              (b) Other than as part of the Initial Registration, Selling Shareholder shall not offer, sell or allot any Shares or other securities that are convertible into or exchangeable for, or that represent the right to receive, Shares, whether pursuant to a Demand Registration or otherwise, for a ninety (90)-day period immediately following the first closing of an offering pursuant to a registration statement filed by the Company under the Securities Act (other than on Form S-8) for the sale of any Shares or other securities that are convertible into or exchangeable for, or that represent the right to receive, Shares, or such shorter period as may be imposed by underwriters in such registration.

          3.  Registration Expenses.

              (a) For all purposes of this Agreement, "Registration Expenses" are all reasonable and documented "out-of-pocket" expenses of the Company arising from the preparation of this Agreement, the preparation and initial filing of each Registration and all amendments or commitments thereto required for effectiveness, and the performance of all other acts in furtherance of the transactions contemplated hereby, including without limitation (a) all Commission and any National Association of Securities Dealers registration and filing fees and expenses, (b) all fees and expenses in connection with the qualification of the Registrable Shares and Company Registrable Securities for offering and sale under the state securities and blue sky laws and, in the case of an underwritten offering, determination of their eligibility for investment under the laws of the jurisdictions that the underwriters may designate, including, without limitation, fees and disbursements if any of counsel for the underwriters in connection with such registrations or qualifications and determination, (c) all expenses relating to the preparation, printing, distribution and reproduction of such Registration, the prospectus included therein or prepared for distribution pursuant hereto, each amendment or supplement to the foregoing, the certificates representing the Shares or other securities to be sold and all other documents relating hereto, including the expense of printing or producing any underwriting agreement(s) and agreement(s) among underwriters and any "blue sky" or legal investment memoranda, any selling agreements and all other documents to be used in connection with the offering, sale or delivery of Shares or other securities, (d) messenger, telephone and delivery expenses of the Company and out-of-pocket travel expenses incurred by or for Company personnel as part of any "road show" made in connection with the offering of securities registered thereby, (e) fees and


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

expenses of any escrow agent, custodian, transfer agent or registrar, (f) fees, disbursements and expenses of counsel and independent certified public accountants of the Company and any other persons retained by the Company, including special experts, in connection with such registration, (g) Securities Act liability insurance, if the Company or its directors or officers desire such insurance, (h) fees and expenses of financial advisors retained by the Company in connection with the Initial Registration and (i) all fees and expenses (including without limitation listing and qualification fees) in connection with the initial listing or admission to quotation of the Registrable Shares and Company Registrable Securities. Registration expenses shall not include (x) fees and expenses associated with filings required by the Exchange Act that are incorporated by reference in any Registration (including without limitation any expense resulting from the Company's response to comments by the Commission specifically on such Exchange Act filings), (y) time spent by the Company's directors, officers and employees on the transactions contemplated by this Agreement or (z) fees and expenses of financial advisors retained by the Company in connection with any Registration other than the Initial Registration.

              (b) In the case of the Initial Registration, each of Selling Shareholder and the Company shall pay those Registration Expenses allocable to the registration or offering of Registrable Shares and Company Registrable Securities, respectively, and any Registration Expenses not so allocable shall be borne by Selling Shareholder and the Company in proportion to the number of Registrable Shares and Company Registrable Securities sold pursuant thereto. In the case of any Demand Registration, Selling Shareholder shall pay all Registration Expenses attributable to such Demand Registration. The Company shall reimburse Selling Shareholder an amount (net of reasonable costs and any applicable taxes or other charges) equal to any payment received by the Company from another party of Registration Expenses that otherwise would have been allocable to Selling Shareholder pursuant to this clause (b) (other than a reimbursement by an underwriter of Registration Expenses of the Initial Registration).

          4.  Underwriting Procedures.

              In connection with any underwritten offering by Selling Shareholder hereunder, the Company shall:

              (a) enter into customary agreements (including without limitation underwriting agreements in customary form) if requested by Selling Shareholder. Such underwriting agreements will contain such representations and warranties by the Company and such other terms and provisions as are customarily contained in underwriting agreements generally with respect to secondary distributions, including without limitation customary indemnification and contribution provisions in favor of the underwriters and customary agreements as to the provision of opinions of counsel and accountants' letters. Selling Shareholder shall be party to any such underwriting agreement and such agreement will contain such representations and warranties by Selling Shareholder and such other terms and provisions as are customarily contained in underwriting agreements generally with respect to secondary distributions, including without limitation customary representations, warranties or agreements regarding Selling Shareholder's title to Registrable Shares and indemnification and contribution provisions with respect to any written information provided by Selling Shareholder to the Company expressly for inclusion in the related Registration.


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

              (b) subject to reasonable advance notice and within normal business hours, make available for inspection by Selling Shareholder, any underwriter participating in any disposition pursuant to a Registration and any attorney, accountant or other agent retained by Selling Shareholder or any such underwriter, in each case who has entered into a confidentiality agreement with the Company reasonably satisfactory to the Company, all financial and other records, pertinent corporate documents and properties of the Company and its subsidiaries as may reasonably be requested by them in connection with such Registration, and cause the Company's officers, directors and employees, and request the Company's certified public accountants, to supply all information reasonably requested by Selling Shareholder or any such underwriter, attorney, accountant or agent in connection with such Registration;

              (c) furnish to Selling Shareholder and the underwriters, if any, such number of copies of the applicable Registration statement, any amendments thereto and the prospectus included therein, including without limitation a preliminary prospectus in conformity with the requirements of the Securities Act;

              (d) file and use all reasonable efforts to register or qualify the securities covered by such registration statement under such other securities or state securities or "blue sky" laws of the United States, and to make any filings required to establish or claim an exemption therefrom, as Selling Shareholder shall request, except that the Company shall not for any such purpose be required to qualify to do business as a foreign corporation in any jurisdiction wherein it is not so qualified;

              (e) if reasonably requested by the managing underwriter or underwriters (if any), Selling Shareholder or Selling Shareholder's counsel, incorporate as soon as practicable into a prospectus supplement or post-effective amendment such information as such person requests to be included therein and as is customarily included therein, including without limitation, with respect to the Registrable Shares being sold by Selling Shareholder to such underwriter or underwriters, the purchase price being paid therefor by such underwriter or underwriters and any other terms of an underwritten offering of the Registrable Shares to be sold as part of such Registration, and make all required filings of such prospectus supplement or post-effective amendment as soon as practicable;

              (f) participate, to the extent reasonably requested by the managing underwriter for the offering or Selling Shareholder, in customary efforts to sell the Registrable Shares being offered, and cause such steps to be taken as to ensure such good faith participation of senior management officers of the Company in "road shows" as is customary;

              (g) cooperate with Selling Shareholder and each underwriter participating in the disposition of Registrable Shares and their respective counsel in connection with any filings required to be made with the National Association of Securities Dealers, Inc., including without limitation, if appropriate, the pre-filing of a prospectus as part of a Registration in advance of an underwritten offering;

              (h) cause the Registrable Shares covered by a Registration statement to be listed on the national securities exchange or quoted on the quotation system on which the Shares are then listed or quoted;


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

              (i) provide a transfer agent and registrar for all Registrable Shares registered thereunder and a CUSIP number for all such Registrable Shares, in each case no later than the effective date of such Registration; and

              (j) otherwise cooperate with the underwriter(s), the Commission and other regulatory agencies and take all actions and execute and deliver or cause to be executed and delivered all documents reasonably necessary to effect the offering and sale of the Registrable Shares as contemplated hereunder.

          5.  Representations and Warranties by the Company.

              The Company represents and warrants to, and agrees that:

              (a) the compliance by the Company with all of the provisions of this Agreement and the consummation of the transactions herein contemplated will not (i) conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any subsidiary is a party or by which the Company or any subsidiary is bound or to which any of the property or assets of the Company or any subsidiary is subject,
(ii) result in any violation of the provisions of the Memorandum and Articles of Association or other constitutive documents of the Company or any of its subsidiaries as currently in effect, or (iii) result in any violation of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any subsidiary or any of their properties except, with respect to clauses (i) and (iii), for any conflict, breach, default or violation that would not prevent or materially delay consummation of the transactions contemplated by this Agreement;

              (b) no consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body is required for the consummation by the Company of the transactions contemplated by this Agreement, except (i) such as have been obtained or made, (ii) such as may be required by the Securities Act or by the securities or "blue sky" laws of the various states of the United States in which the Registrable Shares or Company Registrable Securities may be offered or sold, (iii) such as may be required by the securities laws of any jurisdiction outside the United States in which the Registrable Shares or Company Registrable Securities may be offered or sold,
(iv) such as may be required by the rules and regulations of stock exchanges on which the Registrable Shares or Company Registrable Securities are listed or traded or (v) where the failure to obtain any such consent, approval, authorization, order, registration or qualification would not prevent or materially delay consummation of the transactions contemplated by this Agreement; and

          (c) as of the date of this Agreement the Company has not granted registration rights with respect to any Shares, Company Registrable Securities or any other securities that would be exercisable prior to the termination of this Agreement; and other than as related to any option, employee bonus, profit sharing, pension, retirement, incentive, savings or similar plan, agreement or award, as of the date of this Agreement the Company is not obligated contractually or legally to maintain a shelf registration for primary or secondary offerings of Shares.


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

          6.  Indemnification.

              If the Company files a Registration with the Commission pursuant to this Agreement for an underwritten offering that Selling Shareholder conducts in connection with the Registrable Shares:

              (a) The Company agrees to indemnify, to the fullest extent permitted by applicable law (including, without limitation, the laws of the Republic of South Africa), Selling Shareholder, its officers, directors, and each person who controls Selling Shareholder (within the meaning of the Securities Act) against all losses, claims, actions, damages, liabilities and expenses caused by any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and to pay to Selling Shareholder, its officers, directors, and each person who controls Selling Shareholder (within the meaning of the Securities Act), as incurred, any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action (but not in excess of expenses incurred in respect of one counsel for all of them unless there is an actual conflict of interest between any indemnified parties, in which case indemnified parties may be represented by separate counsel), except insofar as
(x) the same are caused by or contained in any information furnished in writing to the Company by Selling Shareholder expressly for use therein, (y) the same are caused by Selling Shareholder's failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Company has furnished Selling Shareholder with a sufficient number of copies of the same, or (z) the same are caused by Selling Shareholder's failure to comply with clause (e) of Section 1.

              (b) Selling Shareholder agrees to indemnify, to the fullest extent permitted by applicable law (including, without limitation, the laws of the Republic of South Africa), the Company, its officers, directors, and each person who controls the Company (within the meaning of the Securities Act) against all losses, claims, actions, damages, liabilities and expenses caused by (i) any untrue or alleged untrue statement of material fact contained in any registration statement filed pursuant to this Agreement, any prospectus or preliminary prospectus or any amendment thereof or supplement thereto contained in such registration statement or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information furnished in writing by Selling Shareholder to the Company expressly for inclusion in such registration statement, (ii) Selling Shareholder's failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Company has furnished Selling Shareholder with a sufficient number of copies of the same, or
(iii) Selling Shareholder's failure to comply with clause (e) of Section 1, and, in each case, to pay to the Company, its officers, directors, and each person who controls the Company (within the meaning of the Securities Act), as incurred, any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action (but not in excess of expenses incurred in respect of one counsel for all of them unless there is an actual conflict of interest between any indemnified parties, in which case indemnified parties may be represented by separate counsel).

              (c) Any person entitled to indemnification hereunder shall
(i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person's right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (ii) unless in such indemnified party's reasonable judgment a conflict of interest between the indemnified person and indemnifying party may exist with respect to such claim, permit the indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified person. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified person without its consent (but such consent shall not be unreasonably withheld).

          7.  Confidentiality.

              The Company and Selling Shareholder shall, and shall use reasonable efforts to cause each of their respective Affiliates (as defined in the Securities Act), principals, directors, officers, employees, agents, attorneys or consultants (each an "Authorized Representative") to, keep strictly confidential all, and may not disclose any, information regarding the existence of this Agreement and the transactions contemplated hereby ("Confidential Information") to anyone other than Authorized Representatives who need to know such information for purposes of discharging their duties except (i) to the extent any such information is or becomes publicly available (other than by reason of a breach of this provision by the disclosing party or any of its Authorized Representatives), (ii) if the disclosure is required by law, regulation, administrative order or judicial decree or the rules of any national securities exchange on which the Shares are listed, including without limitation the Exchange Act, (iii) the Confidential Information otherwise is or becomes legally known to a disclosing party other than through disclosure by the other party or any of its Authorized Representatives, or (iv) announcements mutually agreed by the Company and Selling Shareholder.

          8.  Termination.

              This Agreement may be terminated at any time by written consent by each of the parties hereto. This Agreement shall terminate automatically on the first date on which Selling Shareholder is no longer an "affiliate" within the meaning of Rule 144 under the Securities Act.

          9.  Miscellaneous.

              (a) Specific Performance. The parties hereto acknowledge that there would be no determinable amount of damages and no adequate remedy at law if either party breached any of the provisions or obligations of the Agreement and that the other party may be irreparably harmed. Each party, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to compel specific performance of the obligations of the other party under this Agreement in any court or arbitral tribunal having jurisdiction.

              (b) Notices. All notices, requests, claims or demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, when delivered personally or by courier, three days after being dispatched by express courier, or when received by facsimile transmission if promptly confirmed by the foregoing means to the following address or, in the case of any other Shareholder, the address set forth on the signature pages hereto:

                  to Selling Shareholder at:
                  44 Main Street
                  Johannesburg, 2001
                  South Africa
                  Facsimile:  +27 11 638 2455
                  Attention:  Company Secretary

                  with a copy to Anglo American plc at:
                  20 Carlton House Terrace
                  London  SW1Y 5AN
                  United Kingdom
                  Facsimile:  +44 20 7968 8755
                  Attention:  Company Secretary

                  with a copy to Sullivan & Cromwell LLP at:
                  125 Broad Street
                  New York, NY 10004-2498
                  USA
                  Facsimile:  +1 212 558-3588
                  Attention:  Christopher L. Mann

                  to the Company at:
                  11 Diagonal Street
                  Johannesburg, 2001
                  (P.O. Box 62117, Marshalltown, 2107)
                  South Africa
                  Facsimile:
                  +27 11 637 6677
                  Attention: Christopher Bull

                  with a copy to Shearman & Sterling LLP at:
                  9 Appold Street
                  London  EC2A 2AP
                  England
                  Facsimile:  +44 (20) 7655 5485
                  Attention:  Richard J.B. Price


              (c) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

              (d) Arbitration. The parties irrevocably agree that any dispute arising out of or relating to this Agreement shall be settled by arbitration between the parties in accordance with the arbitration rules of the International Chamber of Commerce ("ICC") as in effect at the time of submission of the dispute to such arbitration. Such arbitration shall be the exclusive method for resolution of the dispute, and the determination of the arbitrators shall be final and binding. The number of arbitrators shall be three. The place of arbitration shall be New York, New York and the arbitration shall be conducted in the English language. The arbitrators shall decide the merits of such dispute in accordance with the laws of the State of New York. Any arbitral award rendered pursuant to this Agreement may be enforced in any court of competent jurisdiction. Each party shall bear its own fees and expenses related to the dispute and resolution thereof, except that the arbitrators shall determine how to allocate the fees and expenses of the arbitrators between the Company and the Selling Shareholder.

              (e) Assignment. Following prior notice of such assignment to the Company, Selling Shareholder may assign its rights or obligations hereunder in whole or in part to any of its Affiliates (as defined in the Securities Act) to whom it transfers, sells or otherwise assigns any or all of the Registrable Shares. Each such assignee shall agree to become a party to this Agreement and be bound by the terms and provisions hereof.

              (f) Interpretation. The descriptive headings of the several Sections and paragraphs of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. References in this Agreement to sections shall be to sections of this Agreement.

              (g) Entire Agreement; Amendments. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument duly executed by the Company and Selling Shareholder.

              (h) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed as of the date first written above.


                                         ANGLOGOLD ASHANTI LIMITED


                                         By: /s/ Robert Michael Godsell
                                             -----------------------------------
                                             Name:  Robert Michael Godsell
                                             Title: Chief Executive Officer



                                         By: /s/ Srinivasan Venkatakrishnan
                                             -----------------------------------
                                             Name:  Srinivasan Venkatakrishnan
                                             Title: Chief Financial Officer











                Signature Pages to Registration Rights Agreement

                                         ANGLO SOUTH AFRICA CAPITAL
                                         (PROPRIETARY) LIMITED


                                         By: /s/ D.J. Alison
                                             -----------------------------------
                                             Name:  D.J. Alison
                                             Title: Company Secretary


                                         By: /s/ P.R.N. Arthur
                                             -----------------------------------
                                             Name:  P.R.N. Arthur
                                             Title: Director





                Signature Pages to Registration Rights Agreement

                                     ANNEX A


ORDINARY RESOLUTION NO. 1
-------------------------

Resolved as an ordinary resolution and as a specific approval to issue securities for cash in terms of the Listings Requirements of the JSE Limited, that:


o the allotment and issue by the Company, for cash, of that number of ordinary shares of R0.25 each in the capital of the Company ("ordinary shares") which, at the offer subscription price after applying the discount (if any) referred to below, will equate to a raising of a maximum of US$500 million in the aggregate after deducting all underwriters commissions and fees but not all other issue costs; and

o the offer for subscription ("the offer") to be made to selected investors may be made at such discount per ordinary share (based upon the offer subscription price per AngloGold Ashanti share represented by an AngloGold Ashanti American Depositary Receipt ("ADS") relative to the ruling market price of an AngloGold Ashanti ADS at the close of trading on the New York Stock Exchange on the day before the formal announcement of the pricing of the offer) and on such other terms and conditions as the directors of the Company may, in their discretion, deem fit, provided that such discount shall not exceed 10%;

be and is hereby approved.

ORDINARY RESOLUTION NO. 2
-------------------------

Resolved as an ordinary resolution that, subject to ordinary resolution number 1 being passed at the general meeting at which this resolution will be proposed, by the requisite majority in terms of the Listings Requirements of the JSE Limited, a sufficient number of ordinary shares be and are hereby placed under the control of the directors of the Company, with specific authority to allot and issue such ordinary shares for cash, which at the offer subscription price will equate to a raising of a maximum of US$500 million in the aggregate after deducting all underwriters commissions and fees but not all other issue costs, and on such other terms and conditions as the directors may, in their discretion, deem fit provided that the offer shall not be made at a discount per ordinary share (based upon the offer subscription price for an AngloGold Ashanti share represented by an AngloGold Ashanti ADS relative to the ruling market price of an AngloGold Ashanti ADS at the close of trading on the New York Stock Exchange on the day before the formal announcement of the pricing of the offer) of more than 10%.